Exhibit 10.1

Execution Version

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

RENEWABLE ENERGY LENDING, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (as may be amended or restated from time to time, this “Agreement”), executed as of November 7, 2016 (the “Effective Date”), is made by and between the Members identified on Schedule A attached hereto.

ARTICLE I – FORMATION

Section 1.1          Formation.

(A)         RDH formed a limited liability company under the name Renewable Energy Lending, LLC (the “Company”) under the Delaware Limited Liability Company Act, 6 Del. Code §18-101 et seq. (or any succeeding law) (as amended from time to time, the “Act”), by causing a Certificate of Formation in the form attached hereto as Exhibit A (the “Certificate”) to be executed and filed with the Office of the Secretary of State of the State of Delaware on November 2, 2016, and entering into the Limited Liability Company Operating Agreement of Renewable Energy Lending, LLC, effective as of November 2, 2016 (the “Original Agreement”).

(B)         Upon execution of this Agreement, each Member will hold the Percentage Interest of all Interests in the Company as set forth on Schedule A hereto.

(C)         The Members have agreed (i) to amend and restate the Original Agreement as set forth herein, and (ii) that the Agreement of the Company shall be as set forth herein.

(D)         The Company’s business shall be conducted under such name until such time as RDH shall designate otherwise and file amendments to the Certificate in accordance with Applicable Law.

(E)         This Agreement is subject to, and governed by, the Act and the Certificate. The Members hereby authorize and ratify the execution and filing of the Certificate by David Stiepleman. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act, such provisions of the Act will be controlling.

Section 1.2.         Place of Business; Registered Agent. The principal office and place of business of the Company shall be 3600 O’Donnell Street, Suite 600, Baltimore, Maryland 21224, or at such other place as the Members may from time to time designate. The address of the Company’s registered office in the State of Delaware is located at Suite 302, 4001 Kennett Pike, Wilmington, County of New Castle, Delaware 19807, and the name of the registered agent whose office address will be the same as the registered office is Maples Fiduciary Services (Delaware) Inc. The registered office or the registered agent may be changed from time to time by RDH and by the filing of the prescribed forms with and the payment of any prescribed fees to the appropriate public official(s).

ARTICLE II - INTERPRETATIVE PROVISIONS

Section 2.1.         Certain Definitions. The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters:

“Act” has the meaning set forth in Section 1.1(A).

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” with respect to any Member, means the deficit balance, if any, in that Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)          credit to that Capital Account the amount, if any, that such Member is obligated to contribute upon liquidation of such Member’s interest; the amount such Member is deemed to be obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c); or the amount by which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and (i)(5); and

(ii)         debit to that Capital Account the items described in paragraphs (4), (5) and (6) in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Adjusted Capital Contribution” means, with respect to RDH, any Capital Contribution actually made to the Company pursuant to Section 5.1 less all distributions representing a return of Capital Contribution to RDH.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For purposes hereof, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities or by contract.

“Agreement” has the meaning set forth in the preamble hereto.

“Annual Budget” has the meaning set forth in Section 7.1(E).

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“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Approved Investment” shall have the meaning set forth on Exhibit B attached hereto.

“Bank Account” has the meaning set forth in Section 8.3.

“Bankruptcy” means the filing of any insolvency or reorganization case or proceeding, instituting proceedings to have the Company adjudicated bankrupt or insolvent, instituting proceedings under any applicable insolvency law, seeking any relief under any law relating to relief from debts or the protection of debtors, consenting to the filing or institution of bankruptcy or insolvency proceedings against the Company, filing a petition seeking or consenting to reorganization, liquidation or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, reorganization or insolvency, seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for the Company or a substantial part of its property, making any assignment for the benefit of creditors, admitting in writing the inability of the Company to pay its debts as they become due, or taking action in furtherance of any of the foregoing.

“Budget Act” has the meaning set forth in Section 8.2(B).

“Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks are authorized or required to be closed in the State of Delaware, the State of New York or the State of Maryland.

“Calculation Adjustment” has the meaning set forth in Section 6.1(A)(iv)(a).

“Capital Account” has the meaning set forth in Section 5.5(A).

“Capital Call Notice” has the meaning set forth in Section 5.1(C).

“Capital Contribution” means a contribution to the capital of the Company by a Member pursuant to Section 5.1.

“Capital Transaction” means the sale, refinancing or other disposition of any Company Asset which represents a return of capital invested by the Company, including the repayment in whole or in part of principal with respect to any Investment made by the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law.

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“Company” has the meaning set forth in Section 1.1(A).

“Company Assets” means, at any particular time and without double counting, any assets or property (tangible or intangible, choate or inchoate, fixed or contingent), including any Investments, then held or owned by the Company, SCL, SPL or any other subsidiary.

“Company Opportunity” has the meaning set forth in Section 7.5(B).

“Competing Investment” shall mean the primary market origination of a construction, late stage development or permanent loan for solar, wind or solar storage battery facilities.

“Covered Persons” means (i) each Member; (ii) the Manager; (iii) each officer, director, stockholder, partner, member, Affiliate, employee, agent or representative of each Member, the Manager and each of their Affiliates; and (iv) each officer, employee, agent or representative of the Company.

“Default Loan” has the meaning set forth in Section 5.1(D).

“Deposit Account Bank” means Wells Fargo, National Association.

“Deposit Account Control Agreement” means the Deposit Account Control Agreement by and among MEC, RDH, the Company and the Deposit Account Bank, to be entered into promptly following the Effective Date.

“Depreciation” means for each Fiscal Year, an amount equal to the aggregate depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its Adjusted Basis at the beginning of such Fiscal Year, the Depreciation therefor shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning Adjusted Basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

“Draft 8-K” has the meaning set forth in Section 11.7.

“Effective Date” has the meaning set forth in the preamble hereto.

“Excess Loss” has the meaning set forth in Section 6.2(B).

“Exclusivity Term” means the period extending from the Effective Date to the date which is the seventh (7th) anniversary of the Effective Date, provided, however, that the Exclusivity Term shall end immediately upon (i) RDH rejecting (or being deemed to reject) more than three (3) Company Opportunities (excluding any Company Opportunities in respect of renewable energy development loans, renewable energy permanent loans or any renewable energy revolving loan) which fall within the Investment Parameters in accordance with the provisions of Section 7.1(C) within any twelve (12) month period; (ii) the Manager ceasing for any reason to be the manager under the Management Agreement, including without limitation termination of the Management Agreement in accordance with its terms; or (iii) a Key Person Event.

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“Existing Project” has the meaning set forth in Section 9.7.

“Fair Market Value” means with respect to any asset of the Company, the price that would be received to sell such asset in an orderly transaction between market participants, as determined in good faith by RDH at a given measurement date.

“Fiscal Year” means the calendar year.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Government Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Gross Asset Value” means with respect to any Company Asset, the asset’s Adjusted Basis, except that (i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of that asset, (ii) the Gross Asset Value of all Company Assets shall be adjusted to equal their respective gross Fair Market Values upon the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis capital contribution, upon a distribution of more than a de minimis amount of property in consideration of the full or partial liquidation of any Interest, or upon the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g). For purposes of determining the continuing Gross Asset Value of an asset, all depreciation, amortization and loss recovery deductions with respect to each asset shall be based on the Gross Asset Value of that asset and shall further adjust the Gross Asset Value of that asset.

“Initial Capital Contribution” shall mean the Initial MEC Contribution or the Initial RDH Contribution, as the case may be, provided, that in the case of the Initial MEC Contribution, for the purposes of this Agreement and the Subscription Agreement, such Initial Capital Contribution shall be deemed to be reduced by the amount of the preferential distribution to MEC pursuant to Section 5.1(G).

“Initial MEC Contribution” has the definition set forth in Section 5.1(A).

“Initial Tag-Along Notice” has the meaning set forth in Section 9.2(A).

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“Initial RDH Contribution” has the definition set forth in Section 5.1(C).

“Interest” means, with respect to an interest of any Member in the Company, the entire ownership interest of such Member in the Company at such time, including, without limitation, such Member’s interest in the capital, profits, losses and distributions of the Company and any and all benefits to which a Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and of the Act.

“Investment” means (a) development, construction and permanent loans to renewable energy projects within the United States directly by the Company or through SCL, SPL or any other subsidiary, and (b) any other investment by the Company directly or through SCL, SPL or any other subsidiary (including, without limitation, in another renewable energy asset or facility) that has been approved by RDH.

“Investment Markdowns” means any markdown in the value of an Investment on the books of the Company or reflected in the financial statements of the Company other than any markdown in the nature of a “mark to market” temporary impairment.

“Investment Markups” means any markup in the value of an Investment that has previously incurred an Investment Markdown other than any markup that is “mark to market” in nature, provided, that no Investment Markup shall bring the value of any Investment above “par value” for the purposes of this Agreement.

“Investment Memorandum” means a document substantially in the form of Exhibit C attached hereto, which shall be revised from time to time as reasonably requested by RDH, including to incorporate a more fulsome legal review section.

“Investment Model” means, with respect to any Investment Opportunity, the financial model for the applicable project demonstrating achievement of the Investment Parameters and otherwise in form and substance satisfactory to RDH, as the same may be updated by MEC from time to time to take into account changes in the assumptions with approval from RDH.

“Investment Opportunity” shall have the meaning set forth on Exhibit B attached hereto.

“Investment Parameter Compliance Review” means an investment parameter compliance review consistent with the Investment Parameters.

“Investment Parameters” shall be as set forth on Exhibit F attached hereto.

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“IRR” means, for any Member the discount rate at which the net present value of all Capital Contributions by a Member is equal to the net present value of all distributions of Net Operating Cash Flow and Net Cash Flow from Capital Transactions to such Member. IRR for all relevant purposes of this Agreement shall be calculated using the Microsoft Excel method of calculating IRR, using XIRR function (or if such program is no longer available, such other software program for calculating IRR reasonably determined by Managing Member), using the actual dates and amounts of all previous distributions (or deemed distributions) of Net Operating Cash Flow and Net Cash Flow from Capital Transactions made by the Company to such Member pursuant to Section 6.1 and using the actual dates and amounts of all previous Capital Contributions made (or deemed made) to the Company by such Member.

“IRS” means the Internal Revenue Service, an agency of the United States government, or any successor agency.

“ITC” means the energy tax credit provided for under Section 48 of the Internal Revenue Code of 1986, as amended from time to time, and any successor federal tax statute.

“Key Person Event” has the meaning set forth in Section 7.1(H).

“Kimberlite Fee Letter” means that certain letter agreement, dated as of the Effective Date, by and between Kimberlite Group, LLC and the Company.

“Lien” shall mean any option, pledge, security interest, lien, charge, encumbrance, claim, covenant, condition or restriction.

“Liquidation Reserve” has the meaning set forth in Section 6.1(B)(iv).

“Loan Approval Notice” shall have the meaning set forth on Exhibit B attached hereto.

“Losses” has the meaning set forth in Section 7.3(A).

“Management Agreement” has the definition set forth in Section 7.1(D).

“Manager” means MEC or any successor Manager appointed by RDH.

“MEC” means MMA Energy Capital, LLC, a Maryland limited liability company, and includes any permitted assignees and/or any successors to any of the Interest held thereby, in each in accordance with the terms hereof.

“MMA Guarantee” means the guarantee by MMA for the benefit of RDH and the Company, dated as if the date hereof.

“Member” means each Person listed as a Member on Schedule A hereto, and any Person hereafter admitted as a Substitute Member pursuant to Section 9.5.

“MMA” means MMA Capital Management, LLC, a Delaware limited liability company and its successors and assigns, the ultimate parent of MEC.

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“Net Cash Flow from Capital Transactions” means the net cash proceeds from Capital Transactions (plus any amounts released from Reserves from prior Net Cash Flow from Capital Transactions), less any portion thereof used or held (i) to pay debts and liabilities of the Company, other than any Default Loans, (ii) to make new Investments, or (iii) to establish or increase Reserves.

“Net Income” and “Net Loss” mean, for any Fiscal Year, the net income or net loss, as applicable, of the Company for federal income tax purposes for such year as determined by the accountants for the Company without regard to any adjustments to basis pursuant to Sections 734 or 743 of the Code, but subject to the following adjustments:

(i)          Any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss.

(ii)         Any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations §1.704-1(b)(2)(iv)(i), shall be subtracted from such taxable income or loss.

(iii)        If the Fair Market Value on the date that an asset is contributed to the Company (or if the basis of such asset for book purposes is adjusted under the Treasury Regulations, such adjusted “book” basis) differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, in lieu of the depreciation, amortization and other cost recovery deductions taken into account for computing such taxable income or loss, the amount for depreciation, amortization and other cost recovery deductions shall be equal to an amount which bears the same ratio to such beginning Fair Market Value (or adjusted “book” basis) as the federal income tax deduction for such year or other period bears to such beginning adjusted tax basis.

(iv)         If the value at which an asset is carried on the books of the Company differs from its adjusted tax basis and gain or loss is recognized from a disposition of such asset, the gain or loss shall be computed by reference to the asset’s “book” basis rather than its adjusted tax basis.

(v)          Any items which are specially allocated under Section 6.3 shall be excluded from the calculations of Net Income and Net Loss.

“Net Operating Cash Flow” means, for any period, the amount, computed on a cash basis, equal to:

(i)           the sum of (A) gross receipts from operations, being all cash receipts of the Company (including but not limited to distributions from SCL, SPL or any other subsidiary, net interest income, Origination Fees and Other Fees but excluding Capital Contributions, Net Cash Flow from Capital Transactions, and the proceeds of any borrowing), all without double-counting, and (B) any amounts released from Reserves from prior Net Operating Cash Flow;

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decreased by

(ii)         the sum of (A) all disbursements of the Company for operating expenses, interest and other expenses, including (x) Outgoing Fees and (y) fees payable under the Management Agreement, but excluding distributions and loan repayments to the Members, repayments of principal on Company borrowings and amounts invested in Investments and (B) any increase in Reserves.

“Non-Funding Member” has the definition set forth in Section 5.1(D).

“Notice” means any writing containing the information required by this Agreement to be communicated to a Person and personally delivered to such Person, sent by a nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, to such Person at the address listed on Schedule A attached hereto. The date of personal delivery, delivery by such overnight courier or of the certification receipt, as the case may be, shall be deemed the date of such Notice; provided, that any written communication containing such information actually received by a Person shall constitute Notice for all purposes of this Agreement. Facsimile or electronic transmission promptly confirmed by original communication delivered as herein provided shall be an acceptable means of Notice, with the date of receipt of the facsimile or electronic transmission being deemed the date of Notice.

“Original Agreement” has the definition set forth in Section 1.1(A).

“Origination Fees” mean fees earned and received by the Company for the origination of loans, but excludes any other fees earned and received, including fees associated with due diligence and loan extension.

“Other Fees” fees earned and received by the Company, which are excluded under the definition of “Origination Fees”.

“Outgoing Fees” means fees paid or disbursed by the Company in connection with Investments, including origination fees paid by the Company and other fees associated with due diligence, if any.

“Percentage Interest” means, with respect to a Member, the aggregate Capital Contributions of a Member divided by the aggregate Capital Contributions of all of the Members, as reflected opposite such Member’s name on Schedule A hereto under the column entitled “Percentage Interest”, as the same may be adjusted from time to time in accordance herewith (whether or not reflected on Schedule A).

“Person” means any individual, limited liability company, corporation, partnership, trust or other entity.

“Pre-Approval Period” has the meaning set forth in Section 7.1(E).

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“Preferred Dividend” means, with respect to RDH, the preferred return per annum, non-compounding, at eight percent (8%) on the Adjusted Capital Contributions of RDH, subject to Section 6.1(E), payable out of Net Operating Cash Flow, Net Cash Flow from Capital Transactions and Liquidation Reserves.

“Primary Responsibility” means, with respect to the specified activities and/or undertakings, the responsibility and obligation to plan, initiate and implement such activities and undertakings, in all events subject to Section 7.1.

“Principal Payments Cash Balance” has the meaning set forth in Section 6.1(F).

“Project Costs” means, with respect to any Approved Investment, the project costs set forth in the applicable Investment Model, which shall not include any development fee or developer profit.

“Proposed Buyer” has the meaning set forth in Section 9.2(A).

“RDH” means Renewable Developer Holdings, LLC, a Delaware limited partnership, and includes any permitted assignees and/or any successors to any of the Interest held thereby, in accordance with the terms hereof.

“Regulations” or “Treasury Regulations” means the income tax regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Regulations shall be deemed to refer also to corresponding provisions of any succeeding regulations.

“Regulatory Allocation” has the meaning set forth in Section 6.3(I).

“Required Capital Contributions” means the amount of Capital Contributions that the Members are required to make to the Company as provided in Section 5.1 hereof.

“Reserves” means any reserves established and maintained from time to time in amounts determined by RDH.

“SCL” has the definition set forth in Section 5.1(A).

“SCL Operating Agreement” means that certain Amended and Restated Operating Agreement of SCL dated as of November __, 2016, as it may be subsequently amended, supplemented or otherwise modified from time to time.

“SDL” means Solar Development Lending, LLC, a Maryland limited liability company.

“SDL Operating Agreement” means that certain Amended and Restated Operating Agreement of SDL to be entered into subsequent to the date hereof, as it may be subsequently amended, supplemented or otherwise modified from time to time.

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“Sources and Uses Statement” has the definition set forth in Section 5.1(G).

“SPL” has the definition set forth in Section 5.1(A).

“SPL Operating Agreement” means that certain Operating Agreement of SPL dated as of the Effective Date, as it may be subsequently amended, supplemented or otherwise modified from time to time.

“Subscription Agreement” means that certain Subscription Agreement, dated the date hereof, among MEC, the Company and RDH.

“Substitute Member(s)” mean any Person admitted to the Company as a Substitute Member pursuant to Section 9.5.

“Tag-Along Exercise Notice” has the meaning set forth in Section 9.2(B).

“Tag-Along Interest” has the meaning set forth in Section 9.2(B).

“Tag-Along Right” has the meaning set forth in Section 9.2(A).

“Tax Item” has the meaning set forth in Section 6.2(C).

“Third Party” means, with respect to any Member, any Person who is not an Affiliate of such Member.

“Transfer” has the meaning set forth in Section 9.1.

“Transferred Assets” has the definition set forth in Section 5.1(A).

“TSSP Managed Entities” means funds managed by TPG Special Situations Partners, LLC, excluding (i) TPG Specialty Lending, Inc. and (ii) CLOs managed by TPG Special Situations Partners, LLC.

“Unanimous Approval” means the affirmative unanimous written consent of the Members.

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Section 2.2.         Rules of Construction. The following rules of construction shall apply to this Agreement:

(A)         References to Articles and Sections are intended to refer to Articles and Sections of this Agreement, and all references to Exhibits and Schedules are intended to refer to Exhibits and Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes. The words “hereto,” “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation.” Any date specified for action that is not a Business Day will mean the first Business Day after such date. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require. Any reference to a Person will be deemed to include such Person’s permitted successors and assigns. Any reference to any document, agreement, instrument or statute will be deemed to refer to such document, agreement, instrument or statute as amended, modified or supplemented from time to time and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein. Whenever a Person is to determine that something is “satisfactory to,” “acceptable to,” or “to the satisfaction of” such Person, the determination may not be made in bad faith.

(B)         As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, will have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document will control.

(C)         Unless otherwise specified, all references contained herein, in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States dollars.

(D)         Each provision of this Agreement shall be considered severable from the rest, and if any provision of this Agreement or its application to any Person or circumstances shall be held invalid and contrary to any existing or future law or unenforceable to any extent, the remainder of this Agreement and the application of any other provision to any Person or circumstances shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto.

(E)         This Agreement has been negotiated by the Parties and their counsel and no provision shall be construed for or against a Member on the basis that such Member or its counsel was or was not the drafter thereof.

ARTICLE III - BUSINESS PURPOSE AND TERM

Section 3.1.         Business Purpose. The purpose of the Company is to make Investments directly or through SCL, SPL or any other subsidiary. In furtherance thereof, the Company may carry on any lawful business, purpose, investment or activity related to the making of Investments and shall have all powers which limited liability companies may have under the Act.

Section 3.2.         Term. The Company shall be deemed to exist as of the date the Certificate was filed, and the duration of the Company shall be perpetual unless and until the Company is dissolved in accordance with the provisions of Section 10.1 of this Agreement.

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ARTICLE IV – MEMBERS AND PERCENTAGE INTERESTS

Section 4.1.        Members; Percentage Interests. The name, address, Percentage Interest as of the Effective Date, Percentage Interest as of any subsequent date, Initial Capital Contribution and Capital Contribution of each Member are set forth on the attached Schedule A. To the extent additional or Substituted Members are admitted to the Company or the Percentage Interest or Capital Contributions of a Member changes, in each case in accordance with the terms of this Agreement, RDH is hereby authorized to amend the attached Schedule A to reflect such change(s).

ARTICLE V - CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 5.1.         Capital Contributions; Preferential Distribution.

(A)         On the Effective Date, pursuant to the Subscription Agreement, MEC shall convey, assign and transfer to the Company as its initial capital contribution (the “Initial MEC Contribution”) free and clear of all Liens, all of its right, title and interest in and to (a) all of its fifty percent (50%) limited liability company interest in Solar Construction Lending, LLC, a Maryland limited liability company (“SCL”); (b) all of its fifty percent (50%) limited liability company interest in Solar Permanent Lending, LLC, a Maryland limited liability company (“SPL”); and (c) the specific Investments set forth in the Subscription Agreement (collectively the “Transferred Assets”), effective as of the Effective Date, and the Company hereby accepts the assignment of the Transferred Assets. The assignment by MEC of the Transferred Assets includes all rights of MEC with respect to the Transferred Assets, including, without limitation (i) those rights arising under the operating agreement of each of SCL and SPL and (ii) all rights of MEC to receive return of capital contributions or distributions of profit made with respect to the Transferred Assets on or after the Effective Date, whether or not such profit distributions relate to profit that was realized by SCL or SPL prior to the Transfer Date.

(B)         Subject to the terms of the Subscription Agreement, the Company has assumed thereunder all of the obligations, commitments, liabilities and duties of MEC with respect to the Transferred Assets. The Effective Date will be the effective date for purposes of maintaining the capital accounts of the Company, and for federal, state and local income tax purposes.

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(C)         On the Effective Date, RDH shall make a Capital Contribution to the Company in cash in amount equal to $5,000,000 (the “Initial RDH Contribution”). RDH shall make Capital Contributions to the Company in cash in accordance with the terms hereof in an amount, together with the Capital Contribution made on the Effective Date, not to exceed the lesser of (i) eighty-five percent (85%) of the aggregate Approved Investments of the Company (taking into account the Initial MEC Contribution), and (ii) an amount that would result in an implied unlevered project level IRR (calculated by substituting the Project Cost in the Investment Model with RDH’s implied Capital Contribution associated with the loan applied against projected pre-tax unlevered cash flows assuming (a) the project monetizes 90% of the eligible ITC value as a cash inflow in the first quarter following the initial investment period and (b) no credit is given to cash flows in periods following the expiration of the applicable revenue contract) of ten percent (10%). For the avoidance of doubt, the calculation of unlevered project level IRR shall be made at the aggregate portfolio level, exclusive of Fundamental’s percentage interest in SCL and SPL. Installments of each Member’s Required Capital Contribution shall be payable as and when requested by the Manager from time to time (but no more frequently than monthly) to (i) consummate an Approved Investment or an Investment that was contributed to the Company as part of the Initial MEC Contribution, (ii) fund expenses for the upcoming calendar quarter to the extent such expenses are set forth in the then current Annual Budget or (iii) consummate any actions determined to be taken by RDH pursuant to Section 7.1(A). The Manager shall call for an installment of Required Capital Contribution by delivering written notice to the Members setting forth (x) the aggregate amount of the Required Capital Contribution then required to be made by all of the Members, (y) the individual amount of the Required Capital Contribution then required to be made by each Member and (z) the purpose to which the proceeds of such Required Capital Contributions will be applied (such notice, a “Capital Call Notice”). Subject to the second sentence of this Section 5.1(C), no later than five (5) Business Days after receipt of a Capital Call Notice for Required Capital Contributions in an amount less than $25,000,000, and twelve (12) Business Days after receipt of a Capital Call Notice for Required Capital Contributions in an amount equal to or in excess of $25,000,000, each Member shall fund its requested portion of Required Capital Contribution as follows: (i) RDH shall fund one hundred percent (100%) of all Required Capital Contributions until RDH has in the aggregate contributed eighty-five percent (85%) of all Capital Contributions and MEC has in the aggregate contributed fifteen percent (15%) of all Capital Contributions; and thereafter (ii) RDH shall fund eighty-five percent (85%) of all Required Capital Contributions and MEC shall fund fifteen percent (15%) of all Required Capital Contributions.

(D)         In the event that a Member fails or refuses for any reason to make any Capital Contributions required of it pursuant to Section 5.1(C) (a “Non-Funding Member”), the Company may in any appropriate court of law or equity sue a Non-Funding Member for any amounts owed to the Company including all costs and expenses incurred or paid by or on behalf of the Company in enforcing the Non-Funding Member’s obligations under this Agreement, including attorneys’ fees and expenses. In addition, the another Member or one of its Affiliates may make a loan to the Non-Funding Member by transferring directly to the Company, on behalf of such Non-Funding Member, an amount not to exceed the unpaid portion of such Non-Funding Member’s Capital Contribution, and each such loan (each, a “Default Loan”), shall accrue interest as of the date such Default Loan is made at the annual rate of eighteen percent (18%) compounded quarterly. Each Default Loan (together with all accrued, unpaid interest thereon and any enforcement costs) shall be repaid to such Member (or its Affiliate(s), as the case may be) out of any amounts otherwise distributable to the applicable Non-Funding Member pursuant to Article VI below, prior to making any subsequent distributions to such Non-Funding Member pursuant to Article VI (such distributions being applied first to reduce accrued but unpaid interest and then to reduce principal until the principal and interest on all Default Loans made to the applicable Non-Funding Member has been paid in full). For purposes of this Agreement, any repayment of all or a portion of any Default Loan pursuant to the immediately preceding sentence shall be deemed to be, and treated as, a distribution to the Non-Funding Member followed by a re-payment by the Non-Funding Member to such other Member or its Affiliate(s). If, at any time during which a Default Loan remains outstanding, the Company receives from the Non-Funding Member all or any portion of such unpaid Required Capital Contributions (together with all accrued by unpaid interest on such Default Loan or portion thereof), the Company shall promptly deliver all such amounts to the Member who made such loan (or its Affiliates, as the case may be).

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(E)         Notwithstanding anything to the contrary contained herein, no Member shall be required, and no Member shall have any right, to make a Capital Contribution in excess of its Required Capital Contribution, or to lend any funds to the Company or to act as a guarantor or indemnitor with respect to any Company liabilities or obligations, except and to the extent required by law, explicitly provided herein or as otherwise agreed by Unanimous Approval, provided, that, RDH may, in its sole discretion, pay on behalf of the Company, any Placement Fee (as defined in the Kimberlite Fee Letter) or installment thereof that the Company is obligated to pay to Kimberlite Group, LLC, pursuant to the Kimberlite Fee Letter, and RDH shall be deemed to have made a Capital Contribution in an amount equal to any such payment under this Agreement for all purposes under this Agreement.

(F)         No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of the Members. The return of such Capital Contributions (or any return thereon) shall be made solely from assets of the Company. No Member shall be required to pay to the Company or any other Member any deficit in such Member’s Capital Account upon dissolution or otherwise. No Member shall have the right to demand or receive property other than cash for its Interest.

(G)         Concurrently with the Initial MEC Contribution and the Initial RDH Contribution, the Company shall make a preferential distribution to MEC in cash in amount equal to $3,464,704.01, which is the amount by which the value of the Initial MEC Contribution exceeds Seventy Five Million Dollars ($75,000,000), as set forth in a sources and uses statement as agreed upon by RDH and MEC and attached hereto as Exhibit H (the “Sources and Uses Statement”). The Sources and Uses Statement will also contain other applicable information relating to the Capital Contributions and distributions being made as of the Effective Date, including all relevant wire information.

Section 5.2.         No Compensation for Services. No Member shall receive any interest, salary, drawing or other compensation for services rendered to the Company in its capacity as a Member.

Section 5.3.         No Third Party Beneficiaries. The provisions of this Agreement are not intended to be for the benefit of any creditor of the Company or other Person (other than a Member in its capacity as a Member or in accordance with Section 7.3) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any Member, and no such creditor or other Person shall have or obtain any right under this Agreement against the Company or any Member by reason of any debt, liability or obligation or otherwise. Without limiting the generality of the foregoing, any obligation of a Member set forth in this Agreement to the Company or to any other Member shall be an obligation only to the Company or such Member, as applicable, and shall not inure to the benefit of any other Person.

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Section 5.4.        Member Liability. Except if and to the extent otherwise provided by the Act, no Member shall be liable for the repayment, satisfaction or discharge of any liabilities of the Company in excess of the balance of such Member’s Capital Account. No Member shall be personally liable for the return of any portion of the Capital Contribution(s) (or any profits thereon) of any other Member.

Section 5.5.         Capital Accounts.

(A)         The Company shall establish and maintain a separate capital account (the “Capital Account”) for each Member in the manner required by the Treasury Regulations under Section 704(b) of the Code. The Capital Account of a Member shall consist of its Initial Capital Contribution and shall be increased by (i) the amount of any subsequent Capital Contributions, and (ii) the amount of all Net Income (and any item thereof) allocated to such Member, and decreased by (iii) the amount of all distributions or deemed distributions to such Member, and (iv) the amount of all Net Loss (and any item thereof) allocated to such Member. The Capital Accounts shall be determined, maintained, and adjusted in accordance with the Code and the Regulations, including the capital account maintenance rules in Regulations § 1.704-(1)(b)(2)(iv).

(B)         If any Member shall lend any monies to, or perform any services for, the Company, the amount of any such loan or services shall not increase the Member’s Capital Account or affect in any way his or its share in the profits, losses or distributions of the Company.

(C)         Any transferee of an Interest shall succeed to the Capital Account relating to the Interest transferred.

Section 5.6.         Return of Capital Account. Except as otherwise specifically provided in this Agreement, (i) no Member shall have any right to withdraw or reduce its Capital Contributions or Capital Account, or to demand and receive property or any distribution from the Company in return for its Capital Contributions or Capital Account, and (ii) any return of Capital Contributions or Capital Accounts to the Members shall be solely from the Company Assets, and no Member shall be personally liable for any such return.

ARTICLE VI – DISTRIBUTIONS; ALLOCATIONS

Section 6.1.         Distributions.

(A)        Distributions of Net Operating Cash Flow. Net Operating Cash Flow shall be distributed monthly in arrears in the following order of priority:

(i)          First, one hundred percent (100%) to RDH until RDH has received accrued but unpaid Preferred Dividend for all prior months; then

(ii)         Second, one hundred percent (100%) to RDH until RDH has received accrued but unpaid Preferred Dividend for the current month; then

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(iii)        Third, one hundred percent (100%) to MEC until the amount distributed to MEC under this Section 6.1(A)(iii), Section 6.1(B)(iii) and Section 6.1(C)(iii) is equal to the aggregate amount of any distributions previously made to RDH in accordance with Section 6.1(G); then

(iv)         Fourth,

(a) until RDH has made aggregate Capital Contributions of at least Two Hundred Twenty Million Dollars ($220,000,000) to each of RDH and MEC in the respective percentages that would result in each of RDH and MEC earning an equivalent percentage return in the applicable quarter on its respective aggregate Capital Contributions, excluding any amounts distributed pursuant to Clause (i) and Clause (iii) of this Section 6.1(A) but including any amounts distributed pursuant to Clause (ii) of this Section 6.1(A) for each of the three months of the quarter then ended; provided, that, solely for the purposes of calculating distributions under this Section 6.1(A)(iv)(a), the aggregate Capital Contributions of MEC shall be deemed to be reduced by the aggregate amount of any Investment Markdowns and increased for the aggregate amount of any Investment Markups that shall have occurred prior to the end of the applicable quarter and that have not previously been taken into account under this Section 6.1(A)(iv)(a) (each, a “Calculation Adjustment”) (after giving effect to any prior Calculation Adjustment); and

(b) after RDH has made aggregate Capital Contributions in excess of Two Hundred Twenty Million Dollars ($220,000,000) and for all subsequent quarterly periods, fifty percent (50%) to RDH and fifty percent (50%) to MEC.

Notwithstanding the foregoing, for the first two months of each calendar quarter, Net Operating Cash Flow shall be distributed only in accordance with Clauses (i) and (ii) of this Section 6.1(A), with any excess being retained by the Company as Reserves. Monthly distributions for the third month of every calendar quarter will take into account Net Operating Cash Flow for the full quarter then ended less any distributions previously made in accordance with the immediately preceding sentence.

(B)         Distributions of Net Cash Flow from Capital Transactions Prior to Liquidation. Subject to Section 6.1(E), Net Cash Flow from Capital Transactions prior to liquidation in accordance with Section 10.2 shall be distributed at the discretion of RDH, to the Members, in the following order of priority:

(i)          First, one hundred percent (100%) to RDH until RDH has received accrued but unpaid Preferred Dividend for all prior months; then

(ii)         Second, one hundred percent (100%) to RDH until RDH has received accrued but unpaid Preferred Dividend for the current month; then

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(iii)        Third, one hundred percent (100%) to MEC until the amount distributed to MEC under this Section 6.1(B)(iii), Section 6.1(A)(iii) and Section 6.1(C)(iii) is equal to the aggregate amount of any distributions previously made to RDH in accordance with Section 6.1(G); then

(iv)         Fourth, one hundred percent (100%) to RDH until RDH has received an amount equal to its Adjusted Capital Contribution; then

(iv)         Fifth, the balance to fund a cash account held by the Company (the “Liquidation Reserve”) which shall not be distributed or otherwise reduced until liquidation in accordance with Section 10.2 hereof.

(C)         Distributions of Net Cash Flow from Capital Transactions and Liquidation Reserve upon Liquidation. Net Cash Flow from Capital Transactions and the amount of the Liquidation Reserve upon liquidation in accordance with Section 10.2 shall be distributed to the Members in the following order of priority:

(i)          First, one hundred percent (100%) to RDH until RDH has received accrued but unpaid Preferred Dividend for all prior months; then

(ii)         Second, one hundred percent (100%) to RDH until RDH has received accrued but unpaid Preferred Dividend for the current month; then

(iii)        Third, one hundred percent (100%) to MEC until the amount distributed to MEC under this Section 6.1(C)(iii), Section 6.1(A)(iii) and Section 6.1(B)(iii) is equal to the aggregate amount of any distributions previously made to RDH in accordance with Section 6.1(G); then

(iv)         Fourth, one hundred percent (100%) to RDH until RDH has received an amount equal to its Adjusted Capital Contribution; then

(iv)         Fifth, one hundred percent (100%) to MEC.

(D)         Distributions Prohibited. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its Interest in the Company if such distribution would violate the Act or any other Applicable Law.

(E)         Preferred Dividend; Minimum Preferred Dividend. Subject to the last sentence of this Section 6.1(E), the Preferred Dividend shall be calculated at the end of each month using the daily weighted average of RDH’s Adjusted Capital Contributions during such month. The Preferred Dividend shall (i) accrue on RDH’s Capital Contributions from the date of the applicable Capital Contributions and (ii) to the extent not paid in full when due in any month, shall continue to accrue on such unpaid amounts until such amounts and the accrual thereon are paid in full. Notwithstanding anything to the contrary contained herein, Preferred Dividend shall continue to accrue on the first Two Hundred Fifty Million Dollars ($250,000,000) of RDH Capital Contributions for a minimum of two (2) years from the date of contribution regardless of any return of such Capital Contribution (i.e., on the aggregate Capital Contribution as opposed to the Adjusted Capital Contribution).

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(F)         Recyclable Proceeds. If at any time the Company holds cash resulting from the repayment of principal on Investments which is held for the funding of future Investments in accordance with this Agreement in an amount in excess of Five Million Dollars ($5,000,000) for ninety (90) days or more (such excess amount held for such period being the “Principal Payments Cash Balance”), then RDH shall in its sole discretion elect whether the Company shall retain such Principal Payments Cash Balance for funding of Investments or whether it shall distribute such amount in accordance with Section 6.1(B) hereof. Notwithstanding the foregoing, if the distribution of such Principal Payments Cash Balance would result in insufficient liquidity for the ordinary course of the Company’s operations and committed fundings of Investments (e.g., no cash on the balance sheet of the Company and no funds available under lines of credit or other debt facilities available to the Company), the Company shall reserve Principal Payments Cash Balances for up to one (1) month to fund expected loan draws for Approved Investments and Company costs in the ordinary course in accordance with the Approved Budget.

(G)         Tax Distributions. Notwithstanding anything in Section 6.1 to the contrary, to the extent the distributions of Net Operating Cash Flow and Net Cash Flow from Capital Transactions distributed to RDH within a taxable year are not at least equal to the federal income taxes that must be paid on the excess of income and gain allocated to RDH for such taxable year (including any Section 731(a) gains and determined using an assumed rate equal to the highest marginal federal income tax rate then in effect for a corporation) over the amount of any unused losses previously allocated to RDH that were suspended under Section 704(d), then on the third monthly distribution date in the immediately following taxable year, the amount otherwise distributed to RDH pursuant to Sections 6.1(A) through (F) shall be increased by, and to the extent of distributions of Net Operating Cash Flow and Net Cash Flow from Capital Transactions otherwise distributable to MEC hereunder, in the amount of such shortfall.

Section 6.2.         Allocation of Net Income and Net Loss.

(A)         Except as otherwise provided in this Section 6.2, Net Income and Net Loss or items thereof, and, if necessary, items described in Section 707(c) of the Code, shall be allocated to the Members in such a manner that, as of the end of such taxable period, and to the extent possible, the Capital Account of each Member shall be equal to the net amount which would be distributed to each Member if the Company were to liquidate the assets of the Company for an amount equal to their book value (as determined pursuant to Section 704(b) of the Code and the regulations thereunder), reduced, but not below zero, by the amount of nonrecourse debt to which such property is subject, and distribute the proceeds in liquidation after the payment of all liabilities (other than nonrecourse liabilities) in accordance with Section 10.2(B).

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(B)         Items of loss, deduction, credit and preference allocated pursuant to Section 6.2(A) shall not exceed the maximum amount that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal period (any such excess being “Excess Losses”). In the event that some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation pursuant to Section 6.2(A), the limitation set forth in this Section 6.2(B) shall be applied on a Member by Member basis so as to allocate the maximum permissible items of loss, deduction and credit to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any Excess Loss shall be allocated to the remaining Members pro rata based on positive Capital Account balances. With respect to each allocation period thereafter, 100% of items of income and gain shall be allocated to the Members up to the aggregate of, and in proportion to, any Excess Losses previously allocated to each Member in accordance with this Section 6.2(B) in the reverse order in which such Excess Losses were allocated.

(C)         For Federal and state income tax purposes, each item of income, gain, loss and deduction (each, a “Tax Item”) shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated among the Members pursuant to Section 6.2.

Section 6.3.         Regulatory Allocations.

(A)         Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in “partnership minimum gain” (as that term is defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d)) for any Fiscal Year, each Member shall, in the manner provided in Treasury Regulation Section 1.704-2(f), be allocated items of Company income and gain for such year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in such partnership minimum gain, determined in accordance with Treasury Regulation Section 1.704-2(g). This Section 6.3(A) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(B)         Member Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement except Section 6.3(A), if during any Fiscal Year there is a net decrease in “partner nonrecourse debt minimum gain” (as that term is defined in Treasury Regulation Sections 1.704-2(i)(2) and (3)), any Member with a share of such partner nonrecourse debt minimum gain (determined in accordance with Treasury Regulation Section 1.704-2(i)(5)) as of the beginning of such Fiscal Year shall be allocated items of Company income and gain for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to that Member’s share of the net decrease in such partner nonrecourse debt minimum gain (determined in accordance with Treasury Regulation Section 1.704-2(i)(4)). This Section 6.3(B) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(C)         Qualified Income Offset. In the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulation Section 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.3(C) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.3(C) were not in the Agreement.

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(D)         Gross Income Allocation. In the event any Member has a deficit Capital Account balance at the end of any Company Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.3(D) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Section 6.3 have been tentatively made as if Section 6.3(C) and this Section 6.3(D) were not in the Agreement.

(E)         Nonrecourse Deductions. Any “nonrecourse deductions” as defined in Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c) for any Fiscal Year or other period shall be specially allocated as items of loss in accordance with the Members’ Percentage Interest. If the Company incurs “nonrecourse deductions” or “partner nonrecourse deductions” or if there is any change in the Company’s “minimum gain,” as those terms are defined in such Regulations, the allocation of Net Income, Net Loss and items thereof to the Members shall be modified as deemed reasonably necessary or advisable by the Members to comply with such Treasury Regulations.

(F)         Member Nonrecourse Deductions. Any “partner nonrecourse deductions” as defined in Treasury Regulation Section 1.704-2(i) for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss (within the meaning of Treasury Regulation Section 1.752-2) with respect to the partner nonrecourse debt (as such term is defined in Treasury Regulation Section 1.704-2(b)(4)) to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).

(G)         Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining capital accounts, the amount of such adjustment to capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(H)         Special Allocations Upon Liquidation of the Company. With respect to the Fiscal Year in which occurs the final liquidation of the Company in accordance with Article X or in which there is a sale or other disposition of all or substantially all of the assets of the Company, if, after tentatively making all allocations pursuant to this Agreement other than this Section 6.3(H), the positive Capital Account balances of the Members do not equal the amounts that the Members would receive if all remaining Company Assets were distributed to them pursuant to Section 6.1, then items of Company income, gain, loss and deduction shall be specially allocated among the Members pursuant to this Section 6.3(H) in such amounts and priorities as are necessary so that after making all allocations pursuant to this Article VI the positive Capital Account balances of the Members equal the amounts that would be so distributed to each of them. For purposes of this Section 6.3(H), a Member’s Capital Account balance shall be deemed to be increased for any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Sections 1.704-2(g)(1) and -2(i)(5) of the Treasury Regulations.

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(I)         Curative Allocations. The allocations set forth in Sections 6.3(A) through (G) (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section 6.3(I). Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), RDH shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all the Company items were allocated pursuant to Section 6.2 and Section 6.3(H). In exercising their discretion under this Section 6.3(I), RDH shall take into account future Regulatory Allocations under Section 6.3(A) and Section 6.3(B) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 6.3(E) and Section 6.3(F).

Section 6.4.         Tax Allocations.

(A)         Code Section 704(c) Tax Allocations.

(i)          In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

(ii)         In the event the Gross Asset Value of any asset of the Company is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

(iii)        Any elections or other decisions relating to such allocations shall be made by RDH in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.4(A) are solely for purposes of federal, State and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items or distributions pursuant to any provision of this Agreement.

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(B)         Knowledge of Tax Consequences. The Members are aware of the income tax consequences of the allocations made by this of Article VI and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this of Article VI in reporting their share of Company income and loss for income tax purposes.

(C)         Treatment of Company. The Members intend that the Company will be treated as a partnership, rather than an association taxable as a corporation, for federal income tax purposes.

(D)         Period. For purposes of determining the Net Income, Net Loss or any other items allocable to any period, Net Income, Net Loss and any such other items shall be determined on a daily, monthly or other basis as determined by RDH using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

Section 6.5.         Tax Withholding. If RDH determines that the Code or Regulations (or any provision of state, local or foreign tax law) requires the Company to withhold with respect to any Member’s distributive share of income or share of distributions, the Company shall do so. Such withheld amounts shall be from cash otherwise distributable to such Member, which shall be deemed to have been distributed hereunder to such Member. The Members shall be authorized to take such other actions as shall be necessary or appropriate for the Members to comply with the Company’s obligations under applicable tax laws. In the event any such payment made by the Members to the IRS or other taxing authority exceeds the amount of cash otherwise then distributable to such Member, the amount of such payment equal to such excess shall constitute an advance by the Company to such Member for which such Member shall have personal liability, and such Member shall immediately repay such advance to the Company, together with interest thereon from the date when such payment is made to the date of repayment, at a rate of interest equal to the applicable federal rate as published by the IRS at the time such excess advance was made.

Section 6.6.         Other Determinations. All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction and credit among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by RDH, subject in each case to Section 7.1(B).

ARTICLE VII – MANAGEMENT; SEPARATE IDENTITY

Section 7.1.         Management.

(A)         Management of Company Business. Subject only to such matters as are expressly non-exclusively delegated to the Manager under the Management Agreement or require the vote or consent of Members under this Agreement, the members under the SCL Operating Agreement or the members under the SPL Operating Agreement, the business of the Company, SCL, SPL and any other subsidiary shall be managed by or under the authority of RDH, including without limitation the following actions:

(i)          approval and funding of Investments;

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(ii)         sale, transfer or disposal of Investments;

(iii)        extensions or increases in commitments to make Investments;

(iv)        amendments or waivers on payment terms and/or interest and fees;

(v)         default waivers;

(vi)        any exercise of remedies, including any decision to accelerate, enforce on collateral or enter into a standstill or forbearance agreement with respect to any Investment;

(vii)       subordination of the obligations of an underlying Investment;

(viii)      calculation of Net Operating Cash Flow and Net Cash Flow from Capital Transactions for any given period;

(ix)         making any decision required or permitted to be made by the “Administrative Member” under the SCL Operating Agreement or the SPL Operating Agreement, including, without limitation, any Investment Related Action (as defined in the SCL Operating Agreement or the SPL Operating Agreement, as applicable);

(x)          approval of any Annual Budget proposed by the Manager; and

(xi)         release of all or substantially all of the collateral securing an Investment.

Other than rights and powers expressly non-exclusively reserved herein to the Manager under the Management Agreement and the Members hereunder, RDH shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to conduct the business of the Company. Notwithstanding the foregoing or anything in this Agreement or the Management Agreement to the contrary, but subject to Section 7.1(B), RDH shall have full power and authority to directly take any action on behalf of the Company or any subsidiary of the Company that could otherwise be performed by MEC under this Agreement (including, without limitation, under Section 5.1(C)) or in its capacity as Manager under the Management Agreement, and the signature of RDH shall be sufficient to bind the Company in every manner to any agreement or any document in connection therewith, provided, that, such power and authority shall include the ability to delegate the power and authority to take any such action or category of actions to a third-party service provider, provided, further, that RDH shall give notice to Manager of any material action that it or a third-party service provider takes on behalf of the Company, it being the intent of the Members, without in any manner limiting the right of RDH to take or delegate to a third-party service provider any action reserved to it under this Agreement or the Management Agreement, that actions taken by RDH or the applicable third-party service provider will be coordinated with the duties delegated to the Manager under this Agreement or the Management Agreement.

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(B)         Actions Requiring Member Approval. Notwithstanding any other provision of this Agreement, Unanimous Approval shall be required to approve the following matters by the Company or any subsidiary, and such actions may be proposed by RDH or MEC:

(i)         Changing the purpose of the Company, SCL, SPL or any other subsidiary;

(ii)         Incurring any indebtedness above $100,000;

(iii)        Making decisions regarding tax matters, including altering the tax status of the Company;

(iv)        Adoption of any new accounting policies or significant change in accounting policies;

(v)         Acquiring any real or personal property, except for any Investment, any interest in collateral for an Investment or as permitted in an Annual Budget;

(vi)        Acquiring an interest in or forming a partnership, limited liability company, corporation or other business entity;

(vii)       Liquidating or dissolving the Company, SCL, SPL or any other subsidiary;

(viii)      Authorize or take any action which could constitute a Bankruptcy of the Company, SCL, SPL or any other subsidiary; and

(ix)         Any amendment, supplement or other modification to this Agreement, the Certificate or any other organizational documents of the Company, SCL, SPL or any other subsidiary that is materially prejudicial to MEC.

(C)         Investment Approval Process. All investments which are presented to the Company in accordance with Section 7.5 shall be approved or rejected in accordance with the investment approval process outlined on Exhibit B attached hereto.

(D)         Management Agreement; Manager. On or about the date of this Agreement, the Company will enter into a management agreement (the "Management Agreement") with the Manager, in the form and containing the provisions of Exhibit D attached hereto and made a part hereof, providing that, subject to this Section 7.1, Manager will manage the day-to-day operation of the Company, as an independent contractor, for the compensation and term specified therein. Subject to the Management Agreement and this Agreement, including the foregoing provisions of this Section 7.1, the Members hereby agree that the Manager shall have non-exclusive Primary Responsibility for originating and underwriting Investment Opportunities for submission to RDH, for the day-to-day management and operation of the Company, SCL, SPL and any other subsidiary and for day-to-day oversight of its Investments. As such, subject to the Management Agreement and this Agreement, including the foregoing provisions of this Section 7.1, the Manager shall have the non-exclusive responsibility and authority to carry out and take actions as and to extent the same are expressly set forth in the then current Annual Budget. RDH shall have, in its sole discretion, the right to appoint any successor Manager that the Company as the right to appoint under the terms of the Management Agreement. In addition, if RDH delivers written notice to MEC in its capacity as Manager that Manager is to cease performing any action non-exclusively delegated to Manager under the Management Agreement, then Manager shall no longer have such authority to perform such action from and after the date of cessation specified in such notice. Finally, RDH may, in its sole discretion, deliver, or cause the Company to deliver a notice of termination to the Manager in accordance with Section 3(a) of the Management Agreement.

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(E)         Annual Budget. An annual operating expense budget for the Manager, which shall include allocations of such budget to the Company, SCL, SPL and any other subsidiaries, the form of which will be agreed upon by Manager and RDH, will be approved subject to the following terms. The budget approved by RDH for the balance of Fiscal Year 2016 subsequent to the Effective Date and for Fiscal Year 2017 is attached hereto as Exhibit E. Each of the annual budgets attached hereto and any annual budgets approved pursuant to this Section 7.1 are referred to as the "Annual Budget". The Annual Budget shall be presented in the form of a budget of MEC with detailed allocations of certain expenses expected to be incurred directly by the Company, SPL, SDL and SCL as well as the operating expenses of MEC that are necessary for MEC to perform its duties under this Agreement and the Management Agreement, the SCL Operating Agreement, the SDL Operating Agreement and the SPL Operating Agreement, it being acknowledged and agreed that MEC’s operating expenses will be paid directly by MEC and reimbursed under the Management Agreement and through the Administrative Member Cost Reimbursement Fee paid by the SCL, SDL and SPL pursuant to the allocation set forth in the SCL Operating Agreement, the SDL Operating Agreement, the SPL Operating Agreement and the Management Agreement. The Manager shall prepare and deliver to RDH, on or before November 15th of each then current calendar year, a proposed Annual Budget for the upcoming calendar year. RDH shall approve or reject the proposed Annual Budget within thirty (30) days after its receipt of the proposed Annual Budget and satisfactory responses to all of its questions in respect thereof. To the extent that the Annual Budget is not approved by RDH prior to the commencement of the calendar year to which such budget is to relate, unless and until an Annual Budget is approved, the Company shall be operated for that calendar year based on the Annual Budget for the prior calendar year with an inflation factor of three percent (3%) per line item. MEC may propose amendments to the Annual Budget each fiscal quarter to allow the Company to adjust the last-approved Annual Budget to the current set of Investments and Company expenses. Once approved by RDH, such amended Annual Budget shall supersede the prior Annual Budget. Furthermore, RDH and MEC agree that, at any time that there are members in SCL or SPL which are not Affiliates of RDH or MEC (the “Pre-Approval Period”), (i) MEC will obtain RDH’s approval of any budget to be submitted to any such third-party member(s) in accordance with the terms of the SCL Operating Agreement and the SPL Operating Agreement prior to submission of such budget to any such third-party member(s), (ii) RDH will have ultimate authority to approve or reject any changes to such budgets proposed by any such third-party member(s) and (iii) the Annual Budget will be reduced proportionally to reflect any lesser amounts agreed with Fundamental in the budgets for SCL and SPL, as opposed to the corollary amounts set forth in the Annual Budget, provided, that, during the Pre-Approval Period, the Manager shall first prepare and deliver to RDH a proposed preliminary Annual Budget for the upcoming calendar year no later than October 1st of each then current calendar year for RDH’s initial review and comment.

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(F)         Bankruptcy of a Member. The Bankruptcy of any Member shall not cause a dissolution of the Company, and the rights of such Member to share in the Net Income or Net Loss of the Company and to receive distributions of Company funds shall, on the happening of such event, devolve on its successors or assigns, subject to the terms and conditions of this Agreement, and the Company shall continue as a limited liability company. However, in no event shall any such successor or assign become a Substitute Member, except in accordance with Article IX.

(G)         Amendments. Notwithstanding any other provision of this Agreement, Unanimous Approval shall be required to approve amendments, supplements or other modifications to this Agreement.

(H)         Key Person Provision. During the Exclusivity Term hereunder, in the event that Michael L. Falcone, Gary A. Mentesana or Bob Hopper (i) ceases to be employed by, associated with or devote substantially all of his or her business time to manage the business and affairs of the Manager, or (ii) is convicted of, or admits by consent or plea of no contest to, a felony, the Manager shall, promptly upon becoming aware of such event, notify RDH of such event and prepare and submit a written plan to RDH to replace the applicable Key Person or to otherwise address the situation. Within sixty (60) days of its receipt of such plan RDH may at its option by Notice to MEC declare a “Key Person Event” and thereby end the Exclusivity Term hereunder.

(I)          Late Stage Development Loans. Notwithstanding anything to the contrary contained herein, the Company and its subsidiaries shall not have Investments in late stage development loans outstanding at any time in excess of Ten Million Dollars ($10,000,000) of aggregate principal amount, or such higher amount as determined by RDH.

(J)         Company Procedures. The Company shall conduct its business in accordance with all requisite limited liability company procedures and formalities, including, without limitation, maintaining proper limited liability company records and books of account.

(K)         Separate Identity. The Company shall conduct its affairs in accordance with the following provisions in order to preserve and ensure the Company’s identity separate and distinct from that of any Member of the Company:

(i)          The Company shall hold itself out to the public as a legal entity separate and distinct from any other person or entity, including any Member of the Company, any Affiliate of the Company, or any Affiliate of any Member of the Company, and shall conduct Company business and sign all legal documents solely in its own name, in order not (A) to mislead others as to the identity with which such other party is transacting business or (B) to suggest that the Company is responsible for the debts of any third party (including any Member of the Company, any Affiliate of the Company, or any Affiliate of any Member of the Company).

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(ii)         The Company shall maintain records, books of account and bank accounts separate from those of any other person or entity, including any Member of the Company, any Affiliate of the Company, or any Affiliate of any Member of the Company.

(iii)        The Company shall allocate fairly and reasonably any overhead expenses that are shared with any Member of the Company, any Affiliate of the Company, or any Affiliate of any Member of the Company.

(iv)        The Company shall not commingle assets with those of any Member, any Affiliate of the Company or any Affiliate of any Member of the Company, or any other person or entity, and shall hold its assets in its own name, in each case, except as may be otherwise permitted or required by the Management Agreement.

(v)         The Company shall maintain financial statements showing its own assets as being separate from those of any Member, any Affiliate of the Company or any Affiliate of any Member of the Company, or any other person or entity.

(vi)        The Company shall pay its debts, liabilities and (subject to clause (iii) above) expenses out of its own funds (which may include, for the avoidance of doubt, proceeds of Capital Contributions), and not out of the funds of any Member, any Affiliate of the Company or any Affiliate of any Member of the Company, or any other person or entity, in each case.

(vii)       The Company shall not enter into any transaction with any Member or any Affiliate of the Company or any Affiliate of any Member of the Company, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any Member or Affiliate of the Company or any Affiliate of any Member of the Company (it being understood and agreed that the Management Agreement and the transactions contemplated thereby are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any Member or Affiliate of the Company or any Affiliate of any Member of the Company).

(viii)      The Company (x) shall preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, and qualification to do business in the states where its business is conducted and (y) shall not to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are expressly permitted pursuant to any provision of this Agreement.

(ix)         The Company shall, to the extent used in its business, use separate stationery, invoices and checks bearing only its own name.

(x)          The Company shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

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(xi)         The Company shall not guarantee or become obligated for the debts of any other person or hold out its credit as being available to satisfy the obligations of others.

(xii)        The Company shall not pledge its assets for the benefit of any other entity except in connection with the incurrence, creation or assumption of any indebtedness expressly permitted under this Agreement.

(xiii)       The Company shall maintain the services of a sufficient number of persons (by way of secondment arrangements or similar service agreements) necessary to conduct business in a prudent manner, in light of its contemplated business operations.

(xiv)       The Company shall not incur, create or assume any indebtedness except as expressly permitted under this Agreement.

(xv)        The Company shall correct any known misunderstanding regarding its separate identity.

For the avoidance of doubt, nothing in this Section 7.1(K) shall be construed as prohibiting or otherwise restricting the Company from retaining the services of MEC or its Affiliates as Manager pursuant to the Management Agreement or from authorizing MEC or its Affiliates to perform its duties and responsibilities as Manager on behalf of the Company in accordance with the terms of the Management Agreement.

(L)         Applicable Law. Without limiting the Manager’s duties, obligations or liabilities in any way under the Management Agreement, the Company shall operate, and shall cause SCL and SPL to operate, in accordance with and comply with all Applicable Laws and regulations.

Section 7.2          Standard of Care; Limitation of Liability; Indemnification.

(A)        Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith reliance on the provisions of this Agreement, so long as such action does not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Covered Person or a knowing violation of the provisions of this Agreement.

(B)         Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Loss of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Member; (ii) the Manager; (iii) one or more officers or employees of the Company; (iv) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (v) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person's professional or expert competence. The preceding sentence shall in no way limit any Person's right to rely on information to the extent provided in § 18-406 of the Act.

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(C)         Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(D)         Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person's "discretion" or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person's "good faith," the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 7.3.         Indemnification.

(A)         Indemnification. Notwithstanding anything to the contrary contained herein, to the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, "Losses") to which such Covered Person may become subject by reason of:

(i)          any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member, SCL, SPL or any other direct or indirect subsidiary of the foregoing in connection with the business of the Company; or

(ii)         such Covered Person being or acting in connection with the business of the Company as a member, stockholder, Affiliate, manager, committee member, director, officer, employee or agent of the Company, any Member, or any of their respective Affiliates, or that such Covered Person is or was serving at the request of the Company as a member, committee member, manager, director, officer, employee or agent of any Person including the Company;

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provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Covered Person's conduct did not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Covered Person or a knowing violation of the provisions of this Agreement, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person's conduct was unlawful, or that the Covered Person's conduct constituted fraud, gross negligence, willful misconduct or a knowing violation or material breach of this Agreement.

(B)         Not Responsible for Other’s Indebtedness or Obligations. None of the Covered Persons nor the Company shall be responsible or liable for any indebtedness or obligation of the other Covered Persons incurred either before or after the execution of this Agreement, except as expressly provided by the terms of this Agreement.

(C)         Control of Defense. Upon a Covered Person's discovery of any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 7.3, the Covered Person shall give prompt written notice to the Company of such claim, lawsuit or proceeding, provided, that the failure of the Covered Person to provide such notice shall not relieve the Company of any indemnification obligation under this Section 7.3, unless the Company shall have been materially prejudiced thereby. The Company shall be entitled to participate in or assume the defense of any such claim, lawsuit or proceeding at its own expense. After notice from the Company to the Covered Person of its election to assume the defense of any such claim, lawsuit or proceeding, the Company shall not be liable to the Covered Person under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Covered Person in connection with investigating, preparing to defend or defending any such claim, lawsuit or other proceeding. If the Company does not elect (or fails to elect) to assume the defense of any such claim, lawsuit or proceeding, the Covered Person shall have the right to assume the defense of such claim, lawsuit or proceeding as it deems appropriate, but it shall not settle any such claim, lawsuit or proceeding without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(D)       Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 7.3; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 7.3, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

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(E)         Entitlement to Indemnity. The indemnification provided by this Section 7.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 7.3 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 7.3 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(F)         Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person's duties in such amount and with such deductibles as RDH may reasonably determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(G)         Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 7.3 shall be provided out of and to the extent of Company Assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(H)         Savings Clause. If this Section 7.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 7.3 to the fullest extent permitted by any applicable portion of this Section 7.3 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(I)          Amendment. The provisions of this Section 7.3 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 7.3 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 7.3 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person's entitlement to indemnification for such Losses without the Covered Person's prior written consent.

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(J)         Survival. The provisions of this Section 7.3 shall survive the dissolution, liquidation, winding up and termination of the Company.

(K)        Other Liabilities. Notwithstanding anything contained herein to the contrary, in no event shall this Section 7.3 provide any indemnification right to MEC, MMA or any of their respective Affiliates for any Losses or other liabilities that arise from (i) MEC’s breach (A) in its capacity as Manager, of the Management Agreement (including, for the avoidance of doubt, any breach of the Management Standard) or (B) of the Subscription Agreement or (ii) MMA’s obligations under the MMA Guaranty.

Section 7.4.        Curing Member. If at any time a lender to the Company requires a payment of any portion of any financing of the Company, SCL, SPL or any other subsidiary in connection with a default by the Company, SCL, SPL or any other subsidiary thereunder, then in each such case, either Member shall have the right but not the obligation to fund all or any portion of the amount that the applicable lender requires in connection with such default or other event (including the full repayment of such loan, if applicable), and any such funding shall be deemed to constitute a Capital Contribution of the Member making such payment. If both Members elect to fund any such amounts, then they shall do so in the proportions determined in accordance with Section 5.1(C) above or as they otherwise shall agree.

Section 7.5.         Investment Exclusivity; Other Activities.

(A)        Except as provided in Section 7.5(B), any Member or its Affiliates may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not such other business ventures shall be in competition with any activities of the Company, and neither the Company nor the other Members shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom, and such activities shall not be construed as a breach of any duty of loyalty or other fiduciary duty to the Members or the Company.

(B)         During the Exclusivity Term, MEC, the Manager and their Affiliates shall present all investment opportunities in North America to provide late stage renewable energy development loans, renewable energy construction loans and renewable energy permanent loans (such opportunities, “Company Opportunities”) for consideration by the Company, SCL, SPL or another subsidiary exclusively; provided, however, that each Member that is not a Non-Funding Member shall have the option but not the obligation to bring to the Company any Company Opportunities while there is any unpaid principal or accrued interest owing to such Member on a Default Loan. For the avoidance of doubt, the provisions of this Section 7.5(B) shall (i) not apply to RDH and its Affiliates and (ii) shall cease to apply and be of no further force or effect immediately upon the expiration of the Exclusivity Term.

(C)         Rejected (or deemed rejected) Company Opportunities may be pursued in accordance with Exhibit B, Section (v).

Section 7.6         Fees and Expenses. Any Member shall be entitled to reimbursement from the Company of all expenses of the Company reasonably incurred and paid by such Member on behalf of the Company as provided for in the Annual Budget or otherwise as approved by RDH.

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Section 7.7.        Right to Enforce. Notwithstanding anything to the contrary set forth in this Agreement, RDH shall have the authority to direct the Company to pursue any and all causes of action against MEC and its Affiliates under this Agreement, the Management Agreement, the Subscription Agreement and the MMA Guarantee.

ARTICLE VIII - ACCOUNTING AND REPORTS; BANK ACCOUNTS

Section 8.1.        Books and Records. The Manager shall maintain at the principal place of business of the Company set forth in Section 1.2 full and accurate books of the Company showing all receipts and expenditures, assets and liabilities, profits and losses, names and current addresses of Members, and all other records necessary for recording the Company’s business and affairs. All Members and their duly authorized representatives shall have the right to inspect and copy any or all of the Company’s books and records, including books and records necessary to enable a Member to defend any tax audit or related proceeding.

Section 8.2.         Books, Records and Tax Matters.

(A)         The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP. The Manager shall prepare quarterly and annual financial statements of the Company and shall distribute them to the Members promptly after completion. Specifically, the Manager shall prepare the following statements and reports and deliver them to each Member:

(i)          quarterly financial statements, no later than the 30th day of each quarterly following the end of each calendar quarter, to include the following:

(a)          current Company balance sheet;

(b)          current Company income statement;

(c)          current period Net Operating Cash Flow distribution calculation;

(d)          current Company statement of changes in Member’s equity;

(e)          current period variance report setting forth any differences between current Annual Budget and actual expenses; and

(f)          schedule of all Investments held by the Company.

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(ii)         upon request of any Member the following:

(a)          trial balance of general ledger accounts;

(b)          general ledger, reflecting all transactions and Investments, liabilities, Members’ Capital Accounts, gross revenue and expenses;

(c)          reconciliation of all bank transactions;

(d)          aged accounts receivable report with respect to all Investments;

(e)          such other reports and information as reasonably requested by any Member from time to time; and

(f)          within 75 days of the end of each calendar year, audited financial statements for the Company, provided that no later than March 15 of each year the Company shall inform the Members and their designated accountants (which shall initially be KPMG, LLP for RDH) of any differences between the audited financial statements and the K-1 previously distributed;

(iii)        on an annual basis, no later than the 60th day following the end of each Fiscal Year, Form K-1s and related tax disclosures; provided, if adjustments are identified during the preparation of the annual audited financial statements which would impact amounts or disclosures provided on Forms K-1 and related tax disclosures delivered pursuant to this Section, the Company shall promptly notify Members and provide revised Forms K-1 and related tax disclosures no later than the 90th day following the end of each Fiscal Year; and

(iv)        estimated current taxable income, deduction, gain, loss or credit within 30 days of each of March 31 and September 30 of each Fiscal Year.

(B)         The Manager shall be the Tax Matters Member (“TMM”) and shall prepare, or cause to be prepared, all tax returns required of the Company at the Company’s expense. The TMM shall promptly take such actions as may be necessary to cause each Member to become a “notice Member” within the meaning of Section 6231(a)(8) of the Code. The TMM shall promptly furnish to the Members a copy of all notices or other written communications received by the TMM from the IRS relating to the Company (except such notices or communications as are sent directly to the Members by the IRS). The TMM shall keep the Members informed of all matters which may come to its attention in its capacity as TMM by giving the Members Notice thereof within fifteen (15) days after the TMM becomes informed of any such matter or within such shorter period as may be required by the appropriate statutory or regulatory provisions. The TMM shall give the other Members prompt Notice upon receipt of advice that the IRS or any other taxing authority intends to examine any Company tax return or the books and records of the Company. The TMM shall provide the Members with a reasonable opportunity to consult with the TMM regarding the course and conduct of all material matters that are the subject of or relating to or potentially resulting in an adjustment of Company items and the TMM shall obtain RDH’s written consent prior to providing correspondence or other information to the IRS or any taxing authority. At the request of any Member, the TMM shall elect pursuant to Section 754 to adjust the basis of the Company’s properties.

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The TMM shall constitute the “partnership representative” under 6223 of the Code as in effect pursuant to the Bipartisan Budget Act of 2015, P.L. 114-74 (the “Budget Act”), and the TMM shall take any and all action required under the Code or Treasury Regulations, as in effect from time to time, to designate itself as the “partnership representative.” Following the designation of the TMM as the “partnership representative,” the “partnership representative” shall succeed to all of the duties and obligations of the TMM that existed prior to the effective date of the Budget Act, subject to any limitations contained herein. By Unanimous Approval, as permitted under the Code and applicable Regulations, the TMM, on behalf of the Company, may: (i) elect pursuant to Section 6221(b) of the Code (as modified by the Budget Act) that the provisions of Subchapter C of Chapter 63 of the Code (as modified by the Budget Act) not apply to the Company, or (ii) elect to use the alternative procedure to payment of imputed underpayment described in Section 6226 of the Code (as modified by the Budget Act). Each Member shall cooperate with the TMM in good faith to amend this Agreement if the TMM determines in its sole discretion that an amendment is required, after promulgation of Treasury Regulations implementing the Budget Act, to maintain the intent of the parties with respect to the authority of the TMM. The TMM or its successor, as partnership representative, shall have all of the powers and responsibilities of the TMM as otherwise set forth in this Agreement to the extent permitted under the Code (as modified by the Budget Act) and applicable Regulations promulgated thereunder. However, in no case, shall the TMM cause the Company to elect to be subject to the rules under the Budget Act prior to January 1, 2018.

(C)         If the Company incurs any costs related to any tax audit, declaration of any tax deficiency or any administrative proceeding or litigation involving any Company tax matter, the Company shall use all available Net Operating Cash Flow for such purpose, but no Member shall be required to advance or contribute funds to the Company for such purpose.

Section 8.3.         Bank Accounts. The bank accounts of the Company and its subsidiaries (the “Bank Accounts”) will be maintained in such commercial banks or trust companies organized and existing under the laws of the United States of America or of any state and meeting such requirements as RDH will from time to time determine in its sole discretion. Withdrawals from the Bank Accounts will be made only in the ordinary course of business and, if such withdrawal is not expressly provided for in the Approved Budget or does not represent a draw on an Approved Investment, will require the prior written approval of RDH. There will be no commingling of the funds or assets of the Company, SCL, SPL or any of its other subsidiaries and any other Person. Representatives of RDH will be designated as co-signatories on all Bank Accounts, and the Manager will notify RDH of the location of each Bank Account. Notwithstanding anything to the contrary in this Agreement and consistent with the terms of the Deposit Account Control Agreement, RDH shall at its election at any time and from time to time have complete authority and control over the Bank Accounts and, following the Manager ceasing for any reason to be the manager under the Management Agreement, including without limitation termination of the Management Agreement in accordance with its terms, the Manager and its Affiliates shall have no authority or power to withdraw funds or otherwise deal in any manner with any of the Bank Accounts.

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Section 8.4.         Opt-in to UCC Article 8. All Interests in the Company will be securities governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York and any other applicable jurisdiction. Such Interests are not evidenced by certificates, and will remain not evidenced by certificates. The Company is not authorized to issue certificated interests. The Company will keep a register of the Interests of the Members, in which it will record all transfers of such Interests.

ARTICLE IX - TRANSFERS OF INTERESTS

Section 9.1.         Restrictions on Transfers. Except with the written consent of RDH and as otherwise expressly permitted under this Agreement, MEC shall not, directly or indirectly, sell, assign, transfer, mortgage, pledge, hypothecate or otherwise encumber or permit or suffer any encumbrance of all or any part of its Interest (each, a “Transfer”); provided, however, that MEC may Transfer all or any part of its Interest to any of its Affiliate or Affiliates without the consent of the RDH; provided further that in the event that such Affiliate ceases to be an Affiliate of MEC, such Interest shall be transferred back to MEC, unless the consent of RDH is obtained. Subject to Section 9.2, hereof, RDH may Transfer all or any part of its Interest without the consent of MEC. For the avoidance of doubt, transfers of limited liability company interests or other equity interests, directly or indirectly, in MMA shall not be a Transfer hereunder.

Section 9.2          Tag-Along Right.

(A)         In the event that RDH proposes to sell all or any portion of its Interest in the Company to any Third Party (the “Proposed Buyer”), then MEC shall have the right, but not the obligation (the “Tag-Along Right”), to require the Proposed Buyer to purchase up to its pro rata portion (i.e., up to the same Percentage Interest as the Percentage Interest proposed to be sold by RDH) of the Interest proposed to be sold by the RDH to the Proposed Buyer. RDH shall give Notice (the “Initial Tag-Along Notice”) to MEC at least thirty (30) days prior to the date of the proposed Transfer, stating (a) the identity of the Proposed Buyer; (b) the proposed amount of consideration and terms and conditions of payment offered by such Proposed Buyer (if the proposed consideration is not cash, the Notice shall describe the terms of the proposed consideration) and any other material terms and conditions of the Proposed Buyer's offer; (c) the amount of Interest to be transferred; (d) a copy of the form of agreement, in substantially final form, proposed to be executed in connection therewith; and (e) that the Proposed Buyer has been informed of the Tag-Along Right.

(B)         If MEC elects to exercise the Tag-Along Right, MEC shall give Notice to RDH (“Tag-Along Exercise Notice”), within fifteen (15) days following receipt of the Initial Tag-Along Notice, indicating its election to exercise the Tag-Along Right. The Tag-Along Exercise Notice shall state the amount of Interest that the MEC proposes to include in such transfer to the Proposed Buyer (the “Tag-Along Interest”).

(C)         The closing with respect to any sale to a Proposed Buyer pursuant to this Section shall be held at the time and place specified in the Initial Tag-Along Notice but in any event within sixty (60) days of the date the Initial Tag-Along Notice is given.

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(D)         If MEC elects to exercise the Tag-Along Right, it shall make or provide the same representations, warranties, covenants, indemnities and agreements as RDH makes or provides in connection with the sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to RDH, MEC shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by RDH and MEC severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate to specifically to such Member shall be in an amount not to exceed the aggregate proceeds received by such Member in connection with any sale consummated pursuant to this Section 9.2. The fees and expenses of RDH incurred in connection with a sale under this Section 9.2 and for the benefit of all Members (it being understood that costs incurred by or on behalf of RDH for its sole benefit will not be considered to be for the benefit of all Members), to the extent not paid or reimbursed by the Company or the Proposed Buyer, shall be shared by all the Members on a pro rata basis, based on the consideration received by each Member; provided, that MEC shall not be obligated to make any out-of-pocket expenditure prior to the consummation of the transaction consummated pursuant to this Section 9.2.

(E)         Consummation of the Transfer of Interest by RDH to a Proposed Buyer shall be conditioned upon consummation of the Transfer by MEC to such Proposed Buyer of the Tag-Along Interest, if any. In the event that the Proposed Buyer does not purchase the Tag-Along Interest from the electing MEC on the same terms and conditions as the purchased from the RDH, then RDH shall reduce the portion of its Interest to be sold to such Proposed Buyer so that MEC may sell a proportionate amount of its interest to such Proposed Buyer. If at the end of sixty (60) days following the date on which an Initial Tag-Along Notice was given, the sale of Interest by RDH and the sale of the Tag-Along Interest have not been completed in accordance with the terms of the Proposed Buyer's offer, RDH shall not transfer all or any portion of its Interest without compliance with this Section 9.2.

Section 9.3.         Further Restrictions on Transfer. In addition to the other requirements of this Article IX, no Transfer may be made by a Member (i) to the extent such transfer would violate applicable securities laws, or cause the Company to lose its status as a partnership for federal income tax purposes or cause a termination of the Company for federal income tax purposes; (ii) if such Transfer is prohibited under any loan documents then applicable to the Company unless the applicable lender approves of such Transfer; and/or (iii) if such Transfer would subject the Company to the registration requirements of the Investment Company Act of 1940, as amended, or otherwise have a material adverse effect on the Company as a result of regulatory restrictions imposed by any governmental authority.

Section 9.4.         Effect of Transfer.

(A)         Any transferee of an Interest in the Company shall take subject to the restrictions on Transfer imposed by this Agreement.

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(B)         No involuntary Transfer and no Transfer in violation of this Agreement shall be recognized by the Company, unless otherwise required by Applicable Law, and then only to the minimum extent required by Applicable Law. Without limiting the generality of the foregoing, the transferee of such a Transfer shall have no right to participate in the management of the business and affairs of the Company or to become a Member.

Section 9.5.        Additional or Substitute Members. A transferee shall have the right to become an additional or Substitute Member only if (i) the requirements of this Article IX are met, including the approval of RDH if the Transfer is otherwise prohibited under this Article IX, and (ii) such Person executes an instrument of transfer reasonably satisfactory to the Members accepting and adopting the terms and provisions of this Agreement, and (iii) such Person pays any reasonable expenses incurred by the Company in connection with such Person’s admission as a Member.

Section 9.6.         Representations of Members. Each Member (including each additional or Substitute Member in connection with its admission as a Member) severally represents and warrants to the Company and other Member(s), as to itself, as of the Effective Date (or the date of its admission) as follows:

(A)         Such Member is acquiring its Interest for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement such Member has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(B)         Such Member has made its own independent decisions to enter into this Agreement and the transaction contemplated herein and as to whether the transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.

(C)         Such Member is not relying on any communication (written or oral) of the other Member as investment advice or as a recommendation to enter into this Agreement, it being understood that information and explanations related to the terms and conditions of this Agreement will not be considered investment advice or a recommendation to enter into this Agreement. No communication (written or oral) received from the other Member will be deemed to be an assurance or guarantee as to the expected results of this Agreement.

(D)         Such Member is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of entering into this Agreement, and it is capable of assuming, and assumes, such risks.

(E)         Such Member has conducted its own inquiry concerning the Company, its business and its personnel as such Member has deemed appropriate, and the Company has made available to such Member any and all written information which it has requested and has answered to such Member’s satisfaction all inquiries made by such Member.

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(F)         Such Member has such knowledge and experience in financial and business matters so as to enable it to utilize the information made available to it in order to evaluate the merits and risks of an investment in the Company and to make an informed investment decision with respect thereto.

(G)         Such Member can afford a complete loss of its investment in the Interest and can afford to hold the investment in such Interest for an indefinite period of time, and the Member’s investment in the Interest is consistent with the investment purposes and objectives and cash flow requirements of the Member and will not adversely affect the Member’s overall need for diversification and liquidity.

(H)         Such Member meets all suitability standards imposed on it by Applicable Law and is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

(I)          This Agreement has been negotiated as an arms-length between the Members, and no agency relationship exists between or among such parties.

Section 9.7.        Non-Solicitation. Neither RDH nor any other TSSP Managed Entity shall solicit for Competing Investments (a) for a period of three (3) months from the end of the Exclusivity Term, any developer client who has closed a loan with the Company, SCL, SPL or SDL within the one (1) year period prior to the end of the Exclusivity Term and (b) for a period of six (6) months from the date of the executed term sheet, any developer client who has executed a term sheet with the Company, SCL, SPL or SDL, in respect of the same facility or portfolio of facilities to which such executed term sheet relates; provided, however, that the foregoing restrictions shall not apply to SolarCity Corporation, Sunrun Inc., SunPower Corporation or any of their respective Affiliates.  Each Member shall not solicit (other than by means of employment advertisements to the general public) employees of the other for a period of one year subsequent to the end of the Exclusivity Term.

ARTICLE X - DISSOLUTION AND LIQUIDATION

Section 10.1.       Term and Dissolution.

(A)         The Company shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

(i)          An election to dissolve the Company is made by Unanimous Approval; or

(ii)         Termination of the Exclusivity Term hereunder other than upon the seventh (7th) anniversary of the Effective Date; or

(iii)        Notice to dissolve the Company is given by either Member to the other at any time following the seventh (7th) anniversary of the Effective Date]; or

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(iv)         Notice to dissolve the Company is given by RDH if MEC, in its capacity as a Member hereunder or the Manager under the Management Agreement, or any of its managers, members, officers, representatives, employees or agents (A) commits a felony or other criminal act involving fraud, misappropriation of funds, dishonesty or acts of a similar nature relating to the Company or its Investments, (B) misapplies any funds derived from the Investments; or (C) commits fraud, misrepresentation, gross negligence or willful misconduct with respect to the performance of this Agreement, the Management Agreement or the Investments; provided, however, that MEC shall have thirty (30) days from such notice to cure any such act described in Clauses (A) through (C) immediately above if such act is committed by any representative, employee or agent of MEC (for the avoidance of doubt, other than any officer or manager of MEC), provided, further, that the adequacy of any such cure shall be in RDH’s sole discretion.

Except as expressly provided herein or as otherwise required by applicable Delaware law, the Members shall have no power to dissolve the Company.

(B)         In the event of the dissolution of the Company for any reason, RDH or a liquidating agent appointed by RDH (the “Liquidator”) shall commence to wind up the affairs of the Company and to liquidate the Company Assets; provided, however, that, subject to RDH’s continuing authority pursuant to Section 7.1(A), the liquidation shall be deferred until the maturity of all of the Investments, except (i) to the extent provided by the Act; or (ii) to the extent MEC requests that an Investment be liquidated, RDH, may, in its sole discretion, liquidate such Investment on behalf of the Company. Notwithstanding anything in this Section 10.1(B) to the contrary and for the avoidance of doubt, the Members shall continue to share all income, losses and distributions during the period of dissolution and liquidation in accordance with Article VI.

(C)         The Liquidator is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any Company Assets.

Section 10.2.       Liquidation of Company Assets.

(A)         Once the dissolution process commences, (i) the Company will continue to close and fund Investments for which the Company issued a binding, written commitment on or before the date of the election to dissolve pursuant to Section 10.1(A)(i), the termination of the Exclusivity Term under Section 10.1(A)(ii) or the date the notice to dissolve is given pursuant to Section 10.1(A)(ii), as the case may be, (ii) the Company will not commit to any new Investments, (iii) the Company will continue to operate until its last Investment is redeemed or sold, and (iv) the exclusivity provisions of Section 7.5 requiring each Member to bring all investment opportunities to the Company will terminate.

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(B)         The Liquidator shall, subject to Section 10.1(B), as soon as practicable following the event giving rise to the dissolution, winding up and termination of the Company, wind up with the affairs of the Company and sell and/or distribute the Company Assets. The Company Assets shall be applied in the following order of priority:

(i)          first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;

(ii)         second, to creditors of the Company, in the order of priority provided by law, including fees and reimbursements payable to the Members or their Affiliates, but not including those liabilities (other than liabilities to the Members for any expenses of the Company paid by the Members or their Affiliates, to the extent the Members are entitled to reimbursement hereunder) to the Members in their capacity as Members;

(iii)        third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided, that at the expiration of such period of time as the Liquidator may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided;

(iv)         fourth, to the Members for the principal and accrued but unpaid interest outstanding on any cash loans (other than Default Loans), if any, made by them to the Company; and

(v)          fifth, the remainder to the Members in accordance with Section 6.1(C).

Notwithstanding the foregoing, if the Company is dissolved because of termination of the Exclusivity Term under Section 10.1(A)(ii) resulting from the replacement of the Manager under Section 7(d) of the Management Agreement, then MEC shall pay the costs and expenses of the winding up, liquidation and termination of the Company.

(C)         Notwithstanding anything else in this Agreement to the contrary, no Member shall have an obligation to contribute additional capital to the Company in order to restore a deficit balance in his Capital Account at any time, including upon liquidation of a Member’s Interest in the Company (whether or not in connection with a liquidation of the Company), and such deficit shall not be considered as owed to the Company or any other Person for any purpose whatsoever.

(D)         Within a reasonable time following the completion of the liquidation of the Company Assets, the Manager shall cause to be prepared, and shall furnish to each Member, a statement setting forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions pursuant to Section 10.2(B).

(E)         Each Member shall look solely to the Company’s assets for all distributions with respect to the Company and such Member’s Capital Contributions (including return thereof), and such Member’s share of profits or losses thereon, and shall have no recourse therefor (upon dissolution or otherwise) against the Members or any other Member. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

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(F)         The Company shall terminate when all property owned by the Company shall have been sold (or the Liquidator shall have determined to distribute them in kind) and the assets shall have been distributed as provided in Section 10.2(B). Upon such termination, the Members shall cease to be Members of the Company and the Members shall then cause to be executed and filed a Certificate of Cancellation of the Company.

ARTICLE XI - MISCELLANEOUS PROVISIONS

Section 11.1.      Title to Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property.

Section 11.2.      Applicable Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Delaware applied without regard to principles of conflicts of law. Notwithstanding the foregoing, to the extent permitted by the Act, this Agreement shall not be governed by any amendments to the Act that become effective subsequent to the date of this Agreement and that would only be applicable to the Company absent a provision in this Agreement to the contrary, unless such amendments are adopted as amendments to this Agreement in accordance with the applicable provisions hereof.

Section 11.3       Further Assurances. The Members will execute whatever certificates and documents and will file, record and publish such certificates and documents as are required to form and operate a limited liability company under the laws of the State of Delaware. The Members will also execute and file, record and publish, such certificates and documents as they, upon the advice of counsel, may deem necessary or appropriate to comply with other Applicable Laws governing the formation and operation of a limited liability company.

Section 11.4.       Binding Agreement. This Agreement shall be binding upon the parties hereto, and their respective permitted successors and assigns.

Section 11.5.      Waiver of Partition. Each of the parties hereto irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to any property of the Company.

Section 11.6.      Counterparts and Effectiveness. This Agreement may be executed in several counterparts, which shall be treated as originals for all purposes, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart. Any such counterpart shall be admissible into evidence as an original hereof against the Person who executed it. The execution and delivery of this Agreement by electronic means (including facsimile and electronic mail) shall be sufficient for all purposes and shall be binding upon any Person who so executes.

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Section 11.7.      Publicity. Without the approval of all other Members, no Member, in its capacity as such, shall, at any time during the term of the Company and thereafter, whether or not at the time a Member of the Company, (A) issue any press release or advertisement or take any similar action concerning the Company’s business or affairs, (B) publicize financial information concerning the Company, or (C) disclose the Company’s affairs or the terms and provisions of this Agreement or any other agreement to which the Company or an Affiliate is a party. Notwithstanding the foregoing, the Members may each disclose such information (1) to their respective Affiliates, and to the respective employees, advisors, agents and consultants of the Members and their respective Affiliates, (2) to actual or prospective lenders to, or actual or prospective investors in, a Member or any Affiliate of a Member, (3) to actual or prospective purchasers (direct or indirect) of such Member’s Interest, and (4) as may be required by law (including regulatory compliance) or to enforce their rights hereunder, provided, that in each case described in clauses (1), (2) and (3), such Persons have agreed to abide by the terms of this Section 11.7 or have otherwise entered into a contract with restrictions on disclosure substantially the same (and not less than one year in duration) as the terms of this Section 11.7 (or in the case of advisors, agents and consultants, are otherwise bound by professional or legal obligations of confidentiality); and provided further that, prior to making any such disclosure, MEC shall (x) provide RDH with prior written notice and a reasonable opportunity to review a draft of the proposed disclosure and (y) use good faith in taking into account RDH’s comments (if any). Without limiting the generality of the foregoing, MMA shall in its sole judgment be permitted to file a Current Report on Form 8-K with respect to the execution of this Agreement in the form of Exhibit G attached hereto (the “Draft 8-K”). Prior to filing, if MEC or MMA wishes to modify the Draft-8K, it shall share a copy of the revised proposed filing with RDH and shall cause MMA to use good faith in taking into account RDH’s comments (if any). Notwithstanding anything to the contrary, the Members may disclose the tax treatment and tax structure of the transaction unless required to be kept confidential to the extent necessary to comply with any applicable securities Laws. The preceding sentence is intended to cause the transaction not to be treated as having been offered under conditions of confidentiality for purposes of Treasury Regulation Sections 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provision) of the Regulations and shall be construed in a manner consistent with such purpose.

Section 11.8.      Survival of Representations. All representations and warranties herein shall survive the dissolution and final liquidation of the Company.

Section 11.9.      Entire Agreement. This Agreement (and all Schedules and Exhibits hereto), the Subscription Agreement and the Management Agreement contain the entire understanding among the parties hereto and supersede all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein. There are no representations, agreements, arrangements or understandings, oral or written, among the Members hereto relating to the subject matter of this Agreement which are not fully expressed herein, and in said Exhibits and Schedules, or in the Management Agreement.

[signatures appear on following page]

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IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

Members:

RENEWABLE DEVELOPER HOLDINGS, LLC

By:	/s/ Joshua Peck
Name: Joshua Peck
Title: Vice President

MMA ENERGY CAPITAL, LLC

By:	/s/ Gary A. Mentesano
Name: Gary A. Mentesano
Title: Executive Vice President